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Exhibit 99.1

Date:           April 6, 2006
Contact:        Tracy H. Krumme, Director, Investor Relations, Fuel-Tech N.V.,
                (203) 425-9830
                Vincent J. Arnone, Chief Financial Officer; Fuel-Tech N.V.,
                (630) 845-4500


                   FUEL-TECH N.V. ANNOUNCES MANAGEMENT CHANGES

         STAMFORD, CONN., APRIL 6, 2006 -- John F. Norris Jr., President and Chief Executive Officer of Fuel Tech Inc., today announced key leadership appointments to manage the company's rapidly expanding business.

         Mr. Michael P. Maley, a former executive with Alliant Energy Corporation, Calpine Corporation and Cogentrix Energy, Inc., has been elected Senior Vice President, International Business Development and Project Execution.

         Dr. M. Linda Lin has been promoted to Vice President, Asia/Pacific to lead the Company's business development and marketing efforts in that important region. Prior to this election, Dr. Lin had been Marketing Manager, Asia for Fuel Tech.

         In addition to these elections, Mr. Steven C. Argabright, currently Vice Chairman with focus on international markets, is announcing his retirement from Fuel Tech after an appropriate transition period with Mike Maley.

         Mr. Norris stated that the addition of Mike Maley brings in a seasoned executive who knows the electric utility business and has considerable business and project development experience in the U.S. and Asia. Mike has a BS in Mechanical Engineering from the University of Iowa, an MS in Civil Engineering from the University of Illinois at Chicago, and a Master of Engineering Management (MEM) from Northwestern University. Mike began his career in 1981 with Sargent & Lundy Engineers in Chicago, where he designed and implemented power plant modifications and life extension projects. His career is marked by steady promotions and increased responsibility in the design, construction and development of major power projects. In 1992 Mike joined Cogentrix Energy LLC in Charlotte, NC as Vice President (VP) of Project Development, where he was responsible for power project development in the U.S. and Asia. During this period, Mike spent considerable time in India. In 1998, Mike joined Calpine Corporation as VP of Business Development and was responsible for power project development in the central region of the U.S. In 2001, Mike joined Alliant Energy as President and Chief Operating Officer of Alliant Energy Generation with responsibility for running Alliant's domestic unregulated generation business.

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         Mr. Maley commented, "It is with much excitement and anticipation that
I join such an incredible team as is assembled here at Fuel Tech. The company has one of the best technical teams I have ever seen and the business growth opportunities are truly impressive. I believe my experience in international markets, especially Asia, can help build on the solid base already started. I look forward to being a part of Fuel Tech's future success."

         A key person in establishing that solid business base in China for Fuel Tech, Dr. Linda Lin was born in Nanjing, China and has a BS in Chemical Engineering from Taiwan University. She came to the U.S. and received a PhD in Catalysis (a combination of Chemistry and Chemical Engineering) from Texas A&M University. She joined Nalco-Fuel Tech in 1990 and has led the recent success of Fuel Tech in China and Korea.

         Dr. Lin commented, "It is an honor to be promoted to an officer level in Fuel Tech. I think our technologies can bring significant environmental benefits to the Asian region, especially in reducing smog-causing NOx. I am excited about helping this business segment to be a major contributor to Fuel Tech's growth."

         Mr. Norris commented, "Steve Argabright has been a key leader of Fuel Tech since 1990. Prior to his selection as Vice Chairman, Steve led the company as President and Chief Operating Officer since 1998. Steve has been instrumental in the growth and success of Fuel Tech and I commend him for enhancing shareholder value and financial performance during his tenure and advancing our position as a leading technology company."

         Steve commented, "I have been thinking about retirement for some time now, but wanted to ensure the new management team was in place, especially for our international businesses. With the addition of Mike Maley, that concern is now resolved. Fuel Tech is an incredibly fine company with important technologies to help improve boiler performance and dramatically reduce pollution, especially air pollutants like NOx. But, it is the team of truly brilliant employees and friends that make the company the special place it is and with whom I hope to always be included as a team member."

ABOUT FUEL-TECH N.V.

         Fuel-Tech N.V. (Nasdaq: FTEK) is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies are designed to enable customers to produce clean efficient energy.


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         The Company's nitrogen oxide (NOx) reduction processes, which include the NOxOUT(R), NOxOUT CASCADE(R), NOxOUT ULTRA(R), Rich Reagent Injection (RRI) and NOxOUT-SCR(R) technologies, have established Fuel-Tech N.V. as a leader in post-combustion NOx control systems, which are installed on over 350 units worldwide.

         New technologies that have grown out of the core NOx reduction business form the basis of the FUEL CHEM(R) business. FUEL CHEM technology revolves around the unique application of chemicals to improve the performance of combustion units by controlling slagging, fouling, corrosion and opacity. The Company's FUEL CHEM products are being applied to over 80 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste. Both the NOx reduction and FUEL CHEM businesses rely heavily on the Company's exceptional Computational Fluid Dynamics modeling skills, which are enhanced by internally developed, high-end visualization software. For more information, visit Fuel-Tech N.V.'s web site at www.fueltechnv.com.


This press release contains statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.